SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☒	Definitive Proxy Statement

	Definitive Additional Materials

	Soliciting Material Pursuant to Sec.240.14a-12

FIRST NORTHERN COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) on Tuesday, May 13, 2008, at 5:30 p.m.  The meeting will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue in Dixon, California.  A reception will follow the meeting.

At the meeting, shareholders will be asked to elect as directors the ten individuals nominated by the Board of Directors, to ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, and to approve such other matters as may properly come before the Annual Meeting or any adjournment thereof.  The following Proxy Statement provides detailed information about the nominees for director, the independent registered public accounting firm and other matters regarding the Annual Meeting.  Included with this Proxy Statement is the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Board of Directors recommends that you vote “FOR” the election of the directors nominated, and “FOR” ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

It is very important that as many shares as possible be represented at the meeting.  Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed proxy in the postage–paid envelope as soon as possible.  So that we may provide adequate seating and refreshments, please be sure to indicate whether or not you plan to attend by completing the bottom portion of the proxy form.

We look forward to seeing you at the meeting on May 13th.

Sincerely,

Owen J. Onsum
President and Chief Executive Officer

Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 13, 2008

To the Shareholders of First Northern Community Bancorp:

The Annual Meeting of Shareholders of First Northern Community Bancorp will be held at the First Northern Bank Operations Center, 210 Stratford Avenue, Dixon, California 95620, on Tuesday, May 13, 2008, at 5:30 p.m. to:

1.	Elect the following ten (10) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified:

Lori J. Aldrete	John F. Hamel	David W. Schulze
Frank J. Andrews, Jr.	Diane P. Hamlyn	Andrew S. Wallace
John M. Carbahal	Foy S. McNaughton
Gregory DuPratt	Owen J. Onsum

2.
Ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP to act as the independent registered public accounting firm of First Northern Community Bancorp for the year ending December 31, 2008.

3.	Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Shareholders of record at the close of business on March 31, 2008, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

You are strongly encouraged to attend the Annual Meeting and also to complete, sign, date and return as promptly as possible, the proxy submitted herewith in the return envelope provided for your use whether or not you plan to attend the meeting in person.  The giving of such proxy will not affect your right to revoke such proxy or to vote in person, should you later decide to attend the Annual Meeting.

BY ORDER OF THE
BOARD OF DIRECTORS

Frank J. Andrews, Jr.	Owen J. Onsum
Chairman of the Board	President and Chief Executive Officer
Dated: April 11, 2008

YOUR VOTE IS IMPORTANT YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

Table of Contents

ANNUAL MEETING OF SHAREHOLDERS	1
VOTING RIGHTS AND VOTE REQUIRED	1
VOTING OF PROXIES—QUORUM	2
REVOCABILITY OF PROXY	2
PROPOSAL 1 – NOMINATION AND ELECTION OF DIRECTORS	3
DIRECTOR INDEPENDENCE	7
DIRECTOR COMPENSATION	7
AUDIT AND NON–AUDIT FEES	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
EXECUTIVE OFFICERS	14
COMPENSATION DISCUSSION AND ANALYSIS	15
PROPOSAL 2 – RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	38
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	39
TRANSACTIONS WITH RELATED PERSONS	39
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	39
INFORMATION AVAILABLE TO SHAREHOLDERS	40
SHAREHOLDER PROPOSALS	40
OTHER MATTERS	41

FIRST NORTHERN COMMUNITY BANCORP
195 North First Street, Dixon, California 95620

PROXY STATEMENT

Annual Meeting Of Shareholders

This Proxy Statement is furnished to the shareholders of First Northern Community Bancorp (“the “Company”) in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on May 13, 2008, at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California at 5:30 p.m., and at any adjournment or postponement thereof.  The solicitation of the proxy accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company.  It is contemplated that proxies will be solicited through the mail, but officers and staff of the Company may solicit proxies personally.  The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies.  The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by the Company.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about April 11, 2008.

A proxy for the Annual Meeting is enclosed.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date.  In addition, a proxy will be revoked if the person executing the proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person.

The proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting, including approval of minutes of the prior Annual Meeting which will not constitute ratification of the actions taken at such meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to any office for which a bona fide nominee is named herein, if such nominee is unable or unwilling to serve.

Voting Rights and Vote Required

Only shareholders of record at the close of business on the record date of March 31, 2008 will be entitled to vote in person at the Annual Meeting or by proxy.  On the record date, there were 8,602,614 shares of common stock of the Company issued and outstanding and entitled to vote.

Shareholders of common stock of the Company are entitled to one vote for each share held, except that in the election of Directors, under California law and the bylaws of the Company, each shareholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock of the Company held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of the Company’s bylaws (which requires that nominations made other than by the Board of Directors be made at least 30 and not more than 60 days prior to any meeting of shareholders) and a shareholder has given notice to the Company of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of the Company’s bylaws.  If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the proxyholders, in accordance with the recommendation of the Board of Directors.  Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.

The vote required to approve each proposal is as follows:

	In the election of directors, the ten nominees receiving the highest number of votes will be elected.


Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Meeting.

Voting of Proxies—Quorum

The shares of common stock of the Company represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholders’ choices specified therein; provided, however, that where no choices have been specified, the shares will be voted “FOR” the election of the ten nominees for director recommended by the Board of Directors, “FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm for the year ending December 31, 2008 and at the proxyholder’s discretion, on such other matters, if any, which may properly come before the Meeting (including any proposal to adjourn the Meeting).  A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the Meeting.

Brokers that have sent proxy soliciting materials to a beneficial owner but have not received voting instructions from the beneficial owner may nevertheless vote on routine matters, including the election of directors and the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm.  Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item or such item is not routine and the nominee has not received instructions from the beneficial owner.

Revocability of Proxy

A shareholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of the Company or a duly executed proxy bearing a later date, or by appearing and voting by ballot in person at the Meeting.

Proposal 1
Nomination and Election of Directors

At the Annual Meeting it will be proposed to elect ten directors of the Company, each to hold office until the next annual meeting and until their successors shall be elected and qualified.  It is the intention of the proxyholders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the ten nominees named below.

The Board of Directors does not anticipate that any of the nominees will be unable to serve as a director of the Company, but if that should occur before the Meeting, the proxyholders, in their discretion, upon the recommendation of the Company’s Board of Directors, reserve the right to substitute as nominee and vote for another person of their choice in the place and stead of any nominee unable so to serve.  The proxyholders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxyholders may determine in their discretion, based upon the recommendation of the Board of Directors.

Nominees

The following table sets forth each of the nominees for election as a director, their age, their position with the Company, and the period during which they have served as a director of the Company and the Bank.
Name	Age	Position with the Company	Director of Bank Since	Director of the Company Since
Lori J. Aldrete	61	Director	1995	2000
Frank J. Andrews, Jr.	59	Chairman of the Board	1993	2000
John M. Carbahal	53	Director	1996	2000
Gregory DuPratt	54	Director	1996	2000
John F. Hamel	67	Director	1975	2000
Diane P. Hamlyn	64	Director	1985	2000
Foy S. McNaughton	57	Director	2000	2000
Owen J. Onsum	63	President, CEO and Director	1996	2000
David W. Schulze	63	Director	1978	2000
Andrew S. Wallace	44	Director	2007	2007

Lori J. Aldrete is a principal of ACS Quantum Strategies, LLC (“ACS”), a public affairs, marketing and communications firm established in July 2001.  ACS is headquartered in Sacramento, California.  Ms. Aldrete has worked in the communications field for more than 30 years and in marketing and public relations since 1986.  She has been a resident of Davis since 1979.  Ms. Aldrete is the Chairman of the Bank’s Compensation Committee, and a member of the Bank’s Loan and Management Committees.

Frank J. Andrews, Jr. is President of Andrews, Lando & Associates, a real estate development firm established in 1990, and Manager of Gainsbourgh–Classics LLC since January 1999 also a real estate development firm.  Prior to that time, Mr. Andrews was President of Andrews Management Services for three years and Vice President of Amos & Andrews, Inc., for fifteen years.  Andrews Management Services and Amos & Andrews, Inc. are also real estate development companies.  Mr. Andrews is Chairman of the Board of the Company, a member of the Bank’s Asset Management and Trust, and Loan Committees, and the Chairman of the Bank’s Management Committee.

John M. Carbahal is a Certified Public Accountant and since 1984 has been a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation.  Mr. Carbahal is the Chairman of the Bank’s Audit Committee, and a member of the Bank’s Asset Management and Trust, and Management Committees.

Gregory DuPratt has been Vice President of Ron DuPratt Ford, an automobile dealership and family business located in Dixon since 1997.  Mr. DuPratt is a member of the Bank’s Audit, Compensation, Loan, and Profit Sharing Committees.

John F. Hamel served as the President and Chief Executive Officer of First Northern Bank of Dixon from 1975 to 1996.  Mr. Hamel is presently managing family agricultural properties.  Mr. Hamel is the Chairman of the Bank’s Loan Committee, and a member of the Bank’s Asset Management and Trust, Director Selection, and Profit Sharing Committees.

Diane P. Hamlyn is the Founder of Davisville Travel, a full service travel agency.  Davisville Travel was established in 1977.  Ms. Hamlyn is a member of the Bank’s Audit, Management, Compensation, Director Selection, and Information Services Committees.

Foy S. McNaughton is the President and Chief Executive Officer of McNaughton Newspapers—Davis Enterprise, Daily Republic, Mountain Democrat (Placerville), Winters Express, Georgetown Gazette and Life Newspapers (El Dorado Hills, Folsom, and Cameron Park), a position he has held since 1985.  He has served as the Publisher of the Fairfield Daily Republic since 1995.  Mr. McNaughton has been a resident of Davis since 1973.  Mr. McNaughton is a member of the Bank’s Audit, Compensation, Director Selection, and Management Committees.

Owen J. Onsum has been President and Chief Executive Officer of First Northern Bank of Dixon since January 1, 1997.  He served as Executive Vice President of First Northern Bank of Dixon from 1982 to 1996.  Mr. Onsum has worked for First Northern Bank of Dixon since 1972 and has lived in Dixon since 1971.  Mr. Onsum is a member of the Bank’s Loan, Management, Asset Management and Trust, Director Selection, and Profit Sharing Committees.

David W. Schulze has been the owner/operator of a family farming operation since 1967.  Prior to assuming that position, Mr. Schulze was involved in property management and apartment ownership.  Mr. Schulze is the Chairman of the Bank’s Asset Management and Trust Committee, and is a member of the Bank’s Loan, Director Selection, and Management Committees.

Andrew S. Wallace is the Chief Financial and Chief Operating Officer of Wallace-Kuhl & Associates, Inc., an Engineering and Environmental Consulting Firm established in 1984.  Prior to assuming that position, Mr. Wallace acted as Controller of Wallace-Kuhl & Associates, Inc. from 1995 to 2000.  Mr. Wallace is a member of the Bank’s Audit, Loan, and Information Services Committees.

Committees of the Board of Directors of the Company and the Bank

The Company does not have Audit, Nominating or Compensation Committees or committees performing similar functions.  However, the Board of Directors of the Bank has several standing committees, as discussed below, including an Audit Committee, Compensation Committee, and Management Committee which perform the functions of such committees for the Company.  The directors of the Company are also directors of the Bank.  As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of the Company on a consolidated basis.  Information regarding the committees of the Bank, and the members thereof, follows.

The Bank has a standing Audit Committee composed of John M. Carbahal, Gregory DuPratt, Diane P. Hamlyn, Foy S. McNaughton, and Andrew S. Wallace.  John M. Carbahal is the Audit Committee Chairman.  The Audit Committee reviews and oversees the internal audit results for the Bank.  The Audit Committee of the Bank held eight meetings during 2007.  The Board of Directors has determined that Mr. Carbahal is an audit committee financial expert under the rules of the SEC.

The Bank has a standing Management Committee composed of Lori J. Aldrete, Frank J. Andrews, Jr., John M. Carbahal, Diane P. Hamlyn, Foy S. McNaughton, Owen J. Onsum, and David W. Schulze.  Frank J. Andrews, Jr. is the Management Committee Chairman.  The Management Committee held two meetings during 2007 for the purpose of considering the Bank’s strategic and personnel issues and reviewing the annual budget.

The Bank has a standing Loan Committee composed of Lori J. Aldrete, Frank J. Andrews, Jr., Gregory DuPratt, John F. Hamel, Owen J. Onsum, David W. Schulze and Andrew S. Wallace.  John F. Hamel is the Loan Committee Chairman.  The Loan Committee held 20 meetings during 2007 for the purpose of approving loans and loan policy.

The Bank has a standing Profit Sharing Committee composed of Gregory DuPratt, John F. Hamel, and Owen J. Onsum.  The Profit Sharing Committee held two meetings during 2007 for the purpose of considering plan administration and investments.

The Bank has a standing Compensation Committee composed of Lori J. Aldrete, Gregory DuPratt, Diane P. Hamlyn, and Foy S. McNaughton.  Lori J. Aldrete is the Compensation Committee Chairman.  The Compensation Committee held twelve meetings during 2007 for the purpose of reviewing and recommending to the Bank’s Board of Directors the Bank’s compensation objectives and policies and administering the Company’s stock plans.  The Compensation Committee has adopted a written charter which is posted on the Bank’s website at www.thatsmybank.com.  A description of the processes and procedures of the Compensation Committee is included below in the Compensation Discussion and Analysis.

The Bank has a standing Asset Management and Trust Committee composed of Frank J. Andrews, Jr., John M. Carbahal, John F. Hamel, Owen J. Onsum, and David W. Schulze.  David W. Schulze is the Asset Management and Trust Committee Chairman.  The Asset Management and Trust Committee held four meetings during 2007 for the purpose of reviewing the general status of the Bank’s Asset Management and Trust Department.

The Bank has a standing Information Services Steering Committee that includes Directors Diane P. Hamlyn and Andrew S. Wallace.  The Information Services Steering Committee held one meeting during 2007 with Director participation.  The purpose of the Committee is to review the use and security of technology and technology-related services throughout the Bank.

The Bank has a standing Director Selection Committee composed of John F. Hamel, Diane P. Hamlyn, Foy S. McNaughton, Owen J. Onsum, and David W. Schulze. The Director Selection Committee held no meetings during 2007.  The purpose of the committee is to review and nominate potential candidates for directors of the Bank and the Company as needed. This committee fulfills the responsibilities of a director nominating committee for the Company. The Director Selection Committee does not have a charter.

The Director Selection Committee will consider candidates nominated by the Company’s shareholders, directors, officers, and from other sources.  In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements), and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating directors of the Company, as described below.  These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third–party nominations if the nomination procedures are not followed.

Pursuant to Article III, Section 23 of the bylaws of the Company, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company, not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors.  The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under our bylaws.  Under our bylaws, no person may be a member of the Board of Directors:

(a)  who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of the Company maintains an office unless the election of such person is approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company then in office,

(b)  who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company,

(c)  who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company, or

(d)  who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company, or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of the Company or that he or she will, directly or indirectly, attempt to effect or encourage any action of the Company.

Nominations not made in accordance with the procedures set forth in the Company’s bylaws may, in the discretion of the Chairman of the Meeting, be disregarded, and, upon his instruction, the inspector(s) of election shall disregard all votes cast for such nominee(s).  A copy of Sections 22 and 23 of Article III of the Company’s bylaws may be obtained by sending a written request to:  Ms. Lynn Campbell, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

The Bank has several other committees that meet on an as needed basis.

If you wish to communicate with the Board of Directors, you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.  The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.

Board of Directors Meetings

In 2007, the Board of Directors of the Bank held 12 regularly scheduled meetings, one special meetings and five joint meetings with the Board of Directors of the Company.  Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period for which he or she served.  The Company has a policy to encourage directors to attend the Annual Meeting.  All directors attended the Annual Meeting of Shareholders in 2007.

Director Independence

The Board of Directors has determined that (1) a majority of the Company’s directors, (2) each member of the Compensation Committee, (3) each member of the Audit Committee, and (4) each member of the Director Selection Committee except for Mr. Onsum, is “independent” under the applicable standards set forth in the Nasdaq Marketplace Rules.  The Board of Directors has determined that all directors except Mr. Onsum are independent.

Director Compensation

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Lori J. Aldrete	27,150	7,486	12,238	46,874
Frank J. Andrews, Jr.	27,150	7,486	8,037	42,673
John M. Carbahal	21,600	7,486	4,009	33,095
Gregory DuPratt	30,900	7,486	4,194	42,580
John F. Hamel	21,850	7,486	8,543	37,879
Diane P. Hamlyn	25,600	7,486	18,884	51,970
David W. Schulze	23,150	7,486	6,491	37,127
Foy S. McNaughton	23,500	7,486	15,244	46,230
Andrew S. Wallace	18,950	5,800	--	24,750

1.   The Board of Directors of the Company and the Bank are comprised of the same ten people.  Each director who is not an officer or employee of the Company or the Bank received $1,000 for each jointly-held and regularly scheduled meeting of the Boards of Directors attended, with the exception of the Board Chairman who received $1,400, $400 per special meeting of the Board of Directors, $150 per Directors Loan Committee or Special teleconference meeting, and $500 per Committee meeting attended with the Chairman of Committee meetings receiving $600, with the exception of the Audit Committee.  The Audit Committee members received $500 per meeting with the Chairman of the Audit Committee receiving $700 per meeting. Mr. Onsum is the only director who is an employee and he receives no additional compensation for his services as a director.  Mr. Wallace was elected to the Board of Directors in January 2007.

2.   This column includes the value of all stock awards, which is restricted common stock granted on January 3, 2007 under the 2006 Stock Incentive Plan.  The value is the amount recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with FAS 123R.  The assumptions used in the valuation of stock awards are included in Note 12 to First Northern Community Bancorp’s audited financial statements for the fiscal year ended December 31, 2007 included in First Northern Community Bancorp’s Annual Report on Form 10-K filed with the SEC on March 14, 2008.

The shares are fully vested upon grant with the exception of Andrew S. Wallace whose shares vest quarterly over one year.  The number of shares issued was 326 based on a grant date stock price of $23.00 on January 25, 2007, with the exception of Mr. Wallace whose number of shares issued was 365 based on a grant date stock price of $20.50 on March 15, 2007.  Mr. Wallace was awarded restricted stock due to joining the board.

3.   Amounts reflected in this column are attributable to the aggregate change in the actuarial present value of each director’s accumulated benefit under the Company’s Director Retirement Agreements.

The Company has Director Retirement Agreements with each of its non-employee directors with the exception of Mr. Wallace who was awarded a Director Retirement Agreement in March 2008.  The agreements are intended to encourage existing directors to remain directors, providing the Company with the benefit of the directors’ experience and guidance in the years ahead.  The Company believes it is necessary and appropriate to reward director service with a competitive compensation package, including board fees and post-retirement benefits.

For retirement on or after the normal retirement age of 65, the Director Retirement Agreements provide a benefit for ten years ranging from $10,000 annually for a director with ten years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effective date of the Director Retirement Agreements.  There are three directors who have served more than 15 years as a director.  Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least ten years, unless the director terminates service because of death or disability or unless the director’s service terminates within two years after a change in control.

In the case of early termination of a director’s service before age 65 for reasons other than death or disability or within two years after a change in control, he or she will receive over a period of ten years aggregate payments equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which the director’s service terminated. However, early termination benefits will not be payable unless the director is at least 55 years of age and has served as a director for at least ten years, including years of service prior to the effectiveness of the Agreements.  If a director becomes disabled before age 65, the director will receive a lump-sum payment in an amount equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which disability occurred regardless of whether the director has ten years of service or has reached age 55.  If a change in control occurs and a director’s service terminates within 24 months after the change in control, the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which termination occurred, regardless of whether the director has ten years of service or has reached age 55. For this purpose, the term “change in control” means:

•	A merger occurs and as a consequence the Company’s shareholders prior to the merger own less than 50% of the resulting company’s voting stock;

•
A beneficial ownership report is required to be filed under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of the Company’s voting securities; or

•
During any period of two consecutive years, individuals who constituted the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board. Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by at least two-thirds of the directors in office at the beginning of the period.

No benefits are payable under the Director Retirement Agreements to a director’s beneficiaries after the director’s death. A director forfeits all benefits under the Director Retirement Agreement if his or her director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the director is removed by order of the Federal Deposit Insurance Corporation (FDIC).

The Company has also purchased insurance policies on the lives of the directors who entered into Director Retirement Agreements, paying the premiums for these insurance policies with one lump-sum premium payment of approximately $1.76 million.  The Company expects to recover the premium in full from its portion of the policies’ death benefits. The Company purchased the policies as an informal financing mechanism for the post-retirement payment obligations under the Director Retirement Agreements.  Although the Company expects these policies to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Company, payable on or after each director’s termination of service.

Under the Split Dollar Agreements and Split Dollar Policy Endorsements with the directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy interests are divided between the Company and each director. The Split Dollar Agreements provide that a director’s designated beneficiary(ies) will be entitled to receive at the director’s death life insurance proceeds in the amount of:

(a) $120,000 if the director dies before age 65,
(b) $60,000 if the director dies after reaching age 65 but before age 75, and
(c) $30,000 if the director dies thereafter

The director’s beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Company’s obligations under that agreement would be extinguished. The Company is entitled to any insurance policy death benefits remaining after payment to the director’s beneficiary(ies).

Director Retirement Benefits.  The following table shows the present value of benefits payable under the Director Retirement Agreements to the directors, assuming certain events:

Director Retirement Benefits
Name	Present Value of Accumulated Benefit ($) (1)
Lori J. Aldrete	63,379
Frank J. Andrews, Jr.	42,928
John M. Carbahal	22,293
Gregory DuPratt	23,343
John F. Hamel	116,905
Diane P. Hamlyn	96,814
Foy S. McNaughton	34,922
David W. Schulze	78,045

1.      The assumptions used to calculate the present value of accumulated benefits are the same as those used under Statement of Financial Accounting Standards No. 87 “Employers’ Accounting for Pensions,” as of December 31, 2007, assuming that all Directors continued to serve until their normal retirement age of 65, or their current age, if later.  The present value of accrued benefits as of December 31, 2007, is calculated assuming the Director commences his or her accrued benefit earned through December 31, 2007, at normal retirement age, or his or her current age, if earlier.  For the December 31, 2007, calculation, the discount rate assumption was 5.7% and each director is assumed to survive until all scheduled payments have been received.  The present value of accumulated benefit is impacted by age and years of service.

Director NonQualified Deferred Compensation

The Company has implemented an elective deferred director fee plan, a nonqualified plan providing unfunded deferred benefits for participating directors.  Under the Plan, deferred director fees earn interest at a rate determined annually by the Company.  Under the Plan, Ms. Aldrete elected to defer $3,600 of her 2007 director fees. In 2007, her deferred director fees earned interest at 5.60% per annum.  Ms. Aldrete’s aggregate earnings in the plan are $1,195 and the aggregate balance at December 31, 2007 was $23,632.   In addition, Ms. Aldrete has elected to defer 10% of her board meeting director fees in 2008.  Deferred fees and interest earned will be paid out to Ms. Aldrete at her retirement.  If she dies before her retirement age, her beneficiary(ies) will receive the deferred fees and interest earned at the time of her death.  The Company is entitled to any insurance policy death benefits from an insurance policy purchased by the Company with a lump-sum premium payment of $75,000.

Report of Audit Committee

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank’s and the Company’s internal auditors and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions.  After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee appoints the independent registered public accounting firm subject to shareholder ratification, if required or sought.  In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action, or to assess the Company’s internal control over financial reporting.

The Audit Committee reports regularly to the Boards of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties.

In performing its functions, as outlined in the Audit Committee Charter (available for review on the Bank’s website at www.thatsmybank.com) approved annually by the Bank’s Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2007, financial statements of the Company, the Audit Committee of the Bank:  (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as may be modified or supplemented; and (3) received the written disclosures and the letter from the Company’s independent registered accounting firm required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the Company’s independent registered public accounting firm such firm’s independence.  Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2007.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank’s Board of Directors shall not be deemed to be incorporated by reference into any such filings except to the extent that it is specifically incorporated by reference therein.

The Audit Committee of the Bank’s Board of Directors consists of five members who are each “independent directors,” under the standards set forth in the Nasdaq Marketplace Rules.  The Board of Directors has determined that Mr. Carbahal is an audit committee financial expert under the rules of the SEC.

Respectfully submitted,

Audit Committee

John M. Carbahal, Chairman
Gregory DuPratt
Diane P. Hamlyn
Foy S. McNaughton
Andrew S. Wallace

Audit and Non–Audit Fees

Audit Fees

The aggregate fees billed by Moss Adams, LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2006 and the reviews of the financial statements included in the Company’s Forms 10-Q during 2006 were $257,533.  The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2007 and the reviews of the financial statements included in the Company’s Forms 10-Q during 2007 were $264,087.

Audit-Related Fees

The fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2006 and 2007 were $19,600 and $24,900 respectively. The fees billed by Moss Adams LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal year 2006 and 2007 were $15,479 and $21,198 respectively.

Tax Fees

The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning for fiscal years 2006 and 2007 were $44,380 and $40,097 respectively.

All Other Fees

The aggregate fees billed for all other fees for fiscal years 2006 and 2007 were $0.

The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining KPMG LLP’s and Moss Adams LLP’s independence.

Pre-Approval Policy for Services Provided by
our Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by the Company’s independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  The Audit Committee approved all of the non-audit services performed by KPMG LLP and Moss Adams LLP in 2007.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at the Company’s next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by the Company’s independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

According to filings made with the SEC, as of the record date, other than as described below, no person or entity was the beneficial owner of more than 5% of the Company’s common stock.  Mr. Onsum filed a Schedule 13D with the Securities and Exchange Commission on January 8, 2003 reporting ownership in the aggregate of 6.5% of the Company’s common stock; however, with respect to 259,499 shares which has been adjusted to reflect 6% stock dividends for 2005, 2006, and 2007 and a 2 for 1 stock split in 2005 (approximately 3.1% of the outstanding Company common stock) included in such report, Mr. Onsum is a successor trustee of The Lowell H. Morris and Muriel M. Morris Revocable Trust, a private trust formed under the laws of the State of California (the “Trust”) of which he is not a named beneficiary and in which he has no pecuniary interest.  Mr. Onsum, Ms. Walker, and Mr. Walker are trustees of 72,213 shares of common stock held in the First Northern Bank of Dixon Profit Sharing Plan and share voting and investment power with respect to the named shares.  These shares represent 0.84% of the Company’s outstanding common stock and each trustee disclaims beneficial ownership of the shares held by the Profit Sharing Plan which were not allocated to such trustee pursuant to the terms of the Profit Sharing Plan.  The following table reflects the beneficial ownership of the Company’s common stock by each director, nominee and each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.  The figures in the table are based on beneficial ownership as of February 29, 2008, and have been adjusted for the 6% stock dividend issued by the Company on February 29, 2008.  Except as indicated by footnotes and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Lori J. Aldrete (1)	22,186	0	*
Frank J. Andrews, Jr.	33,729	0	*
John M. Carbahal (2)	44,516	0	*
Patrick S. Day	2,153	3,180	*
Gregory DuPratt (3)	23,268	0	*
John F. Hamel (4)	95,508	0	1.1%
Diane P. Hamlyn (5)	81,170	0	*
Foy S. McNaughton (6)	26,582	0	*
Owen J. Onsum (7)	349,851	77,062	4.9%
David W. Schulze (8)	208,141	0	2.4%
Andrew S. Wallace	1,266	0	*
Louise A. Walker (9)	102,593	151,436	2.9%
Robert M. Walker (10)	81,526	74,012	1.8%
All directors and executive officers as a group (13 people)	1,072,489	305,690	16.0%
__________________________

*	Less than 1%.
(1)	Includes 18,752 shares held jointly with Ms. Aldrete’s spouse.
(2)
Includes 13,484 shares held jointly with Mr. Carbahal’s spouse, 26,725 shares held by the Carbahal & Company Annual Accumulation, an accountancy corporation of which Mr. Carbahal is a principal and shareholder, and 1,844 shares held separately by Mr. Carbahal’s spouse.

(3)	Includes 9,436 shares held separately by Mr. DuPratt’s spouse.
(4)	Includes 66,124 shares held by the R/J Hamel Family Trust, of which Mr. Hamel is a co-trustee and shares voting and investment power with respect to such shares.

(5)
Includes 161 shares held by Ms. Hamlyn as custodian for Catherine S. Lindley, 99 shares held by Ms. Hamlyn as custodian for Stephen A. Lindley, 32,342 shares held separately in the name of Ms. Hamlyn’s spouse, 25,496 shares held jointly with Ms. Hamlyn’s spouse.

(6)	Includes 3,758 shares held by The McNaughton Family Trust of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.
(7)
Includes 123,248 shares held jointly with Mr. Onsum’s spouse, 72,213 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Mr. Onsum is a trustee and shares voting and investment power with respect to such shares of which beneficial ownership of 3,105 shares is disclaimed by Mr. Onsum, and 149,726 shares held by a Trust, of which beneficial ownership is disclaimed by Mr. Onsum.

(8)	Includes 207,654 shares held by The Schulze Family Trust, of which Mr. Schulze is a co-trustee and shares voting and investment power with respect to such shares.
(9)
Includes 27,327 shares held jointly with Ms. Walker’s spouse, and 1,419 shares held by Ms. Walker as custodian for Jonathan Walker, 259 shares held by Ms. Walker as custodian for Steven Walker, 103 shares held by Ms. Walker as custodian for James R. Robinson, and 72,213 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Ms. Walker is a trustee and shares voting and investment power with respect to such shares of which beneficial ownership of 1,444 shares is disclaimed by Ms. Walker. Ms. Walker and Mr. Walker are not related.

(10)
Includes 8,465 shares held by The Walker Family Trust, of which Mr. Walker is a co-trustee and shares voting and investment power with respect to such shares, and 72,213 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Mr. Walker is a trustee and shares voting and investment power of which beneficial ownership of 1,155 shares is disclaimed by Mr. Walker. Mr. Walker and Ms. Walker are not related.

Executive Officers

Set forth below is certain information regarding our executive officers, with the exception of Mr. Onsum whose information is set forth under “Nominees” above.
Name and Title	Age	Principal Occupation During the Past Five Years

Louise A. Walker, SEVP / Chief Financial Officer (1)	47	Senior Executive Vice President, Chief Financial Officer and Cashier of the Company.

Patrick S. Day, EVP, Chief Credit Officer	58	Senior Regional Credit Officer of First Bank from October 1999 to May 2006 and Executive Vice President and Chief Credit Officer of the Company from June 2006.

Robert M. Walker, EVP / Commercial, Retail and Trust Divisions (1)	57	Executive Vice President, Commercial, Retail & Trust Divisions of the Company.

(1)	Ms. Walker and Mr. Walker are not related.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company believes that the purpose of executive compensation is to attract, motivate, and retain talented executives. Furthermore, the Company believes that executive compensation should be designed in a manner that aligns employee interests with those of the Company’s shareholders.

The Company’s compensation structure is designed to position a named executive officer’s (NEO) base salary at approximately the 50th percentile of competitive practice (as discussed under “Pay Level and Benchmarking”). Bonus or incentive compensation is targeted between the 50th and 75th percentiles of competitive practice and is based on individual, unit, and/or total Company performance, with at least 50 percent of the NEO’s bonus tied directly to overall Company results. Long-term incentives in the form of options, restricted stock, or other equity awards are granted at the discretion of the Compensation Committee in accordance with the Company’s shareholder-approved 2006 Stock Incentive Plan.

Our compensation framework also seeks to balance the NEOs’ need for current cash (through vehicles such as salary and annual incentives) with the need for alignment of NEOs’ long-term interests with those of shareholders (through vehicles such as equity grants). These components seek to provide some degree of stability at the fixed level of compensation, while aligning the NEOs with shareholder interests and motivating NEOs to focus on the strategic goals that will produce outstanding Company financial performance.  An additional part of this goal is our philosophy that a significant portion of an NEO’s total compensation should be at risk and tied to performance.

Compensation-Related Governance and Role of the Compensation Committee

Committee Charter

The Compensation Committee’s purpose is to:
•	review and recommend compensation objectives and policies to the Board of Directors,

•	administer the Company’s stock plans, long-term incentive plans and certain employee benefit plans,

•	review and recommend to the Board the compensation of the Chief Executive Officer and other NEOs, and

•	oversee preparation of executive compensation disclosures for inclusion in the Company’s proxy statement.

The Charter of the Compensation Committee is available on the Company’s website (www.thatsmybank.com), and is also available in print upon request (submit requests for copies of the Charter to First Northern Community Bancorp., Attn: Investor Relations, 195 North First Street, P.O. Box 547, Dixon, CA 95620).

Interaction with Consultants

The Compensation Committee has historically engaged a compensation consultant to provide input on executive compensation issues.  In 2007, the Compensation Committee retained the compensation group of Clark Consulting to assist with several projects.  Since the initial engagement, Clark Consulting divested the compensation practice, which is now operating as a wholly independent and separate entity under the name of Amalfi Consulting, LLC.

Amalfi Consulting reports directly to the Compensation Committee and the Committee discusses, reviews, and approves all consulting projects performed by Amalfi Consulting.  The Compensation Committee periodically reviews the relationship with Amalfi Consulting and considers competitive proposals from other firms.  Amalfi Consulting provided no other services to the Company in 2007.

Also in 2007, the Company retained Mike Higgins & Associates to assist with the design and administration of the Bank’s annual incentive plan.  The consultant worked with the Bank’s executive management on this initiative and reported to the Compensation Committee when requested.  Amalfi Consulting, at the request of the Compensation Committee, reviewed the annual incentive plan as it pertained to the NEOs.

Role of Executive Officers in Compensation Committee Deliberations

The Compensation Committee frequently requests the Chief Executive Officer and other NEOs to be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the Chief Executive Officer present. The Committee also reviews and approves the Chief Executive Officer’s recommendations and input from the compensation consultant regarding the other NEOs’ compensation.

Compensation Framework

Summary of Pay Components. The Company uses the pay components listed below to balance short-term and long-term objectives. To attract talented executive officers, maintain a stable team of effective leaders, and provide non-competition and other protections for the Company, the compensation framework includes components such as equity-based awards, employment agreements, and retirement plans.

The Company’s executive compensation program consists of the following components:

•	Salary - fixed base pay that reflects each NEO’s position, individual performance, experience, and expertise.

•
Annual Cash Incentive - pay that varies based on performance against annual business objectives; the Company communicates the associated performance, goals, and award opportunities (expressed as a percentage of salary) to the NEOs at the beginning of the year.

•	Long-Term Incentives – equity-based awards intended to reward NEOs for bank-wide and individual performance, provide retention benefits, and to align the interests of management and stockholders.

•	Profit Sharing/401(k) Plan - qualified defined contribution retirement benefit to provide employees with savings opportunities and financial security during retirement.

•
Executive Retirement Benefits - each NEO has a Salary Continuation Plan or Supplemental Executive Retirement Plan (SERP).  NEOs may also elect to defer a portion of their annual salary and annual cash incentive under the 2001 Executive Deferral Plan.

•
Other Compensation - NEOs participate in broad-based employee benefits such as medical, dental, disability, and life insurance coverage. Some NEOs also participate in the Company’s Split Dollar Life Insurance Plan.

The Company does not intend to make material modifications in 2008 to its compensation programs or any of the specific components listed above, aside from those discussed under the detailed description of each compensation component below.

Salary. The Company pays its NEOs cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. There is no specific weighting applied to the factors considered, and the Compensation Committee, based on industry information provided by outside experts and its own judgment, determines appropriate salaries within the parameters of the compensation philosophy. The Company targets salaries for each NEO at the 50th percentile of competitive practice based on a review of industry surveys and similar positions at its peers. The salaries are at a lower competitive position than total compensation (which is targeted between the 50th and 75th percentiles), reflecting the Company’s philosophy of placing a significant portion of total compensation at risk and linking it to performance.

Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have an effect on total compensation. Prior to recommending salary increases for the Chief Executive Officer to the Board, the Compensation Committee reviews the projected total compensation based on the proposed salary.  For all other NEOs, the Compensation Committee considers the recommendations of the Chief Executive Officer and reviews information provided by outside consultants.

During 2007, the Compensation Committee reviewed salary levels for each NEO based on market compensation information from its peer group and industry surveys, as provided by Amalfi Consulting.  After reviewing this information, the Compensation Committee recommended and the Company’s Board of Directors approved on December 6, 2007 an increase of 4% to the Chief Executive Officer’s compensation to $282,480 effective January 1, 2008. The Compensation Committee also reviewed and approved the Chief Executive Officer’s recommendation, along with the information provided by Amalfi Consulting, to increase salaries at rates between 3.5% and 4% for the other NEOs. The reviewed and approved salaries effective January 1, 2008 are: Ms. Walker-$162,000; Mr. Day-$156,000; and Mr. Walker-$137,100.

The table below shows the positioning of 2007 salaries for each NEO relative to the 50th percentile of salaries for similar positions based upon the Company’s peer group and industry survey data.  While the Company targets each NEO’s salary at the 50th percentile compared to competitive data it considers a 15% variance on either side of the 50th percentile to be within a normal range.  Variances from the targeted 50th percentile, however slight, may reflect tenure in a position, role and responsibilities.  The peer group and surveys utilized in the Compensation Committee’s review of NEO compensation in 2007 are discussed in more detail under “Pay Level and Benchmarking”.

Name	FNRN 2007 Salary to the 50th Percentile of the Compensation Group
Owen J. Onsum	+6%
Louise A. Walker	-6%
Patrick S. Day	0%
Robert M. Walker	0%
Average Difference	0%

Annual Cash Incentive. The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the Company’s Incentive Compensation Plan. All NEOs are eligible to receive annual cash incentive compensation following the end of each year, if performance targets are achieved.  Per the compensation philosophy, at least 50% of the NEO’s annual incentive compensation is tied directly to overall Company results.

In 2007, 100% of annual incentive compensation was tied directly to overall Company results for each NEO. The overall incentive compensation pool is created based on the maximum percentages of each employee’s base salary that can be earned as incentive compensation.  The annual incentive opportunities are targeted between the 50th and 75th percentiles of the selected peer group levels.

The 2007 awards were contingent on performance relative to return on assets (ROA) and return on equity (ROE) performance targets.  To achieve 100% of targeted performance the Bank would have to reach the ROA and ROE goal as defined by the strategic plan.  Typically budget is approximately 90% of targeted performance; maximum is 120% for targeted performance.  The plan is not funded if actual results fall below 80% of targeted performance.  The non-equity incentive plan compensation is calculated for every 2% variance from targeted performance, the incentive payout changes by 5%, e.g., a 6% variance from target would result in a 15% change in payout.  The ROA and ROE performance measures create a pool for the annual incentive plan; once the pool is funded additional performance metrics are reviewed and adjustments are made for individual plan participants. After taking into account the ROA and ROE performance measures, 1.32% and 14.76% respectively, the Compensation Committee determined that the annual Company incentive objectives for 2007 were not achieved, reflecting the fact that the Company did not meet its budgeted performance during the year nor the minimum threshold of 80% to create the incentive compensation pool.  This is principally related to the recent general decline in the banking industry.  The 2007 actual results were ROA of 1.05% and ROE of 11.65%.  The table below shows the award opportunities at threshold, target, and maximum, as well as each NEO’s actual award as a percentage of salary.

The Company believes that its NEO’s have significant influence and control on company-wide performance.  Therefore, annual incentive compensation for each NEO was based solely on the Company’s performance relative to these goals and was not subject to discretionary increases or decreases.  It is a standard practice for the CEO’s award opportunity to be set at a higher percentage of salary than the other NEO’s due to a higher degree of responsibility, liability, and the skills required to perform this role.

	2007 Annual Incentive Opportunity as a Percent of Salary
Executive Officer	Threshold	Target	Max	Actual Award
Owen J. Onsum	37.5%	75%	112.5%	0%
Louise A. Walker	20%	40%	60%	0%
Patrick S. Day	20%	40%	60%	0%
Robert M. Walker	20%	40%	60%	0%

The Company has determined that the annual incentive opportunity levels as a percent of salary for performance in 2008 will be identical to the values used for 2007 performance.  The Company has adopted ROA and ROE performance metrics as overarching goals to measure 2008 performance.  Once the 2008 ROA and ROE performance metrics are met, individual goals will apply that will be predetermined and based on NEOs’ roles and responsibilities.

Long-Term Incentives. The Company uses long-term incentives to encourage focus on key long-range objectives, foster retention, and directly align interests with the long-term interests of shareholders.

The 2000 Stock Option Plan terminated in February of 2007 and was replaced by the shareholder approved 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan provides for the following types of awards: incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units.

On January 3, 2007, the NEOs received stock option grants for 2006 performance results, according to the levels recommended by the Chief Executive Officer and approved by the Board of Directors.  Also in January 2007, options were awarded to the Chief Executive Officer at the discretion of the Compensation Committee and approved by the Board.  On January 24, 2008, the Compensation Committee approved an equity award dollar amount of up to $250,000 for the Chief Executive Officer to distribute across the Company’s management employees according to his judgment and discretion.

On February 15, 2008, the awards were granted under the Company’s 2006 Stock Incentive Plan according to the levels recommended by the Chief Executive Officer for each NEO.  On that same date, shares of restricted stock were awarded to the Chief Executive Officer at the discretion of the Compensation Committee and approved by the Board.  The February 15, 2008 equity award’s economic value made to the CEO was 100% restricted stock; the economic value of the equity awards made to Ms. Walker, Mr. Day and Mr. Walker were comprised of approximately 50% stock options and 50% restricted stock, which were made as part of the Company’s retention strategy.

While awards granted in 2007 and 2008 were not tied to specific predetermined goals, the Committee and the Chief Executive Officer considered company-wide performance during 2006 and 2007, retention objectives, and the value of awards provided to similar executive positions in the Company’s peer group.  These amounts were further adjusted based on individual performance and contributions to the Bank.

All stock options granted to NEOs during 2007 and 2008 vest 25% at the end of the first year and 25% on each of the three years thereafter.  Stock option grants include a mixture of incentive stock options (based on eligibility) and non-qualified stock options.  Restricted stock awards do not vest until the fourth anniversary of the grant date or upon retirement at age 65 at which point the stock awards are fully vested; for the CEO restricted stock awards vest upon the third anniversary of the grant date or upon retirement at age 65.

Profit Sharing/401(k) Plan and Trust.  The Company has an interest in providing financial security and retirement savings opportunities to its employees and views its retirement plans as a means of attracting and retaining employees in a competitive labor market. To accomplish these goals, the Company sponsors a Profit Sharing/401(k) Plan and Trust Agreement pursuant to which the Company makes annual profit-sharing contributions as determined by the Bank’s Board of Directors depending on the profitability of the Bank during the year, subject to certain limitations on contributions under the Internal Revenue Code (“IRC”) and the Profit Sharing Plan.

Employees with a minimum of one year of service with the Company are eligible to participate in the profit sharing portion of the Profit Sharing Plan. The Company’s profit sharing contribution is allocated among participating employees, including the NEOs, in the proportion which each participant’s compensation for the fiscal year bears to the total compensation for all participating employees for such year. Contributions to a participant’s account vest after five years, and participants may receive distributions from their profit sharing accounts only upon retirement, termination of employment, disability or death.

The Company generally contributes annually to the Profit Sharing Plan an amount equal to the lesser of (a) 10% of the Company’s net income before taxes, net of loan loss experiences or (b) a percentage as defined for defined contributions in Section 415(c) of the Internal Revenue Code (“IRC”) of the total annual compensation of all Profit Sharing Plan participants. In 2007, the Company’s profit sharing contribution was $1.43 million, which equaled 12.3% of total compensation paid to all participating employees for the year.

Executive Retirement Benefits. There are currently two forms of retirement benefits provided to the NEOs. Two NEOs have Salary Continuation Agreements and two NEOs participate in the Supplemental Executive Retirement Plan (SERP). Both of these retirement benefits help support the objective of maintaining a stable, committed, and qualified team of key executives.

Prior to 2006, all four NEOs were covered under Salary Continuation Agreements.  However, in 2006, the Board changed the manner in which retirement benefits were delivered to NEOs.  The Board’s intent was to coordinate the various forms of retirement benefits provided to NEOs in order to enhance internal equity and to better target the overall level of retirement benefits provided.  As part of this plan, the Board adopted a new SERP in December 2006 and offered each NEO the option to move from their Salary Continuation Plan into the new SERP.  At this time Mr. Walker and Mr. Day elected to remain covered under their Salary Continuation Agreements, and Mr. Onsum and Ms. Walker elected to replace their previous Salary Continuation Agreements and enter into Supplemental Executive Retirement Plan Agreements.

The intent of the Board is that new NEOs will enter the SERP.  In the Board’s opinion, the integration of all forms of retirement benefits better balances the competing goals of controlling costs and attracting and retaining executive talent.

Description of Salary Continuation Agreements:  Under the terms of the Salary Continuation Agreements, the Company will provide an annual benefit payable for 10 years at age 65 equal to $100,000 for Mr. Walker and $50,000 for Mr. Day. The Salary Continuation Agreements provide for reduced benefits in the case of early termination on or after reaching an early retirement threshold age (the later of the NEO’s 55th birthday or the age at which the NEO has at least 10 years of service with the Company), or in the case of termination due to disability occurring at any age. Mr. Walker was the only NEO eligible for early termination benefits as of December 31, 2007. Benefits are also payable under the Salary Continuation Agreements if the officer’s service with the Bank terminates at any age but within 24 months after a change in control. The change in control benefit is determined by vesting the NEO in the normal retirement age accrual balance using a discount rate equal to the 10-year US Treasury bill rate at the plan year ending immediately before the date on which the termination of employment occurs. In addition to this benefit, the NEO receives benefits from his profit sharing plan.

Description of Supplemental Executive Retirement Plans:  The new SERP impacts each NEO differently.  The ultimate benefits provided by the new SERP are dependent on a number of factors outside direct NEO control including the level of future profit sharing contributions made by the Company, future 10-year Treasury rates, future salary increases and cash bonuses, retirement age, and other factors impacting social security retirement benefits.

Under the terms of the Supplemental Executive Retirement Plan for Mr. Onsum and Ms. Walker, the agreements are intended to provide the NEOs with a fixed annual benefit for 10 years plus 6 months for each full year of service over 10 years (limited to 180 months total), subsequent to retirement on or after the normal retirement age of 65. The agreements provide for reduced benefits in the case of early retirement (the later of the NEO’s 55th birthday or the age at which the NEO has at least 10 years of service with the Company). The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65. Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.

Mr. Onsum’s SERP will provide him with an annual benefit upon normal retirement (age 65) equal to his final average compensation multiplied by a target percentage of 2.5% times the years of service, with a maximum target percentage of 50%. The Company will provide a similar benefit for Ms. Walker, with the exception that her target percentage is equal to 2.0% times her years of service, with a maximum percentage of 50%. For SERP participants, benefits are then reduced by the participant’s social security and profit sharing benefits.

Benefit payments commence on the first day of the month after the month in which the participant’s separation from service occurs. If at the time a participant’s separation from service occurs, the participant is a specified employee within the meaning of IRC Section 409A, benefits for the first six months after separation from service will be delayed and paid on the first day of the seventh month after the month in which separation from service occurs. Should benefit payments be delayed due to the requirements of law or administration, the first payment will be the accumulated value of the delayed payments with interest to the payment date using the Treasury Rate, plus the payment due in that month.

Deferred Compensation Plan. Consistent with the its desire to provide retirement and savings opportunities for its employees, the Company provides a deferred compensation plan for its NEOs called the “2001 Executive Deferral Plan.”  This plan provides a way to offset the effect of tax law limitations on benefits under tax-qualified plans. The plan is a nonqualified plan providing the NEOs with an unfunded, deferred compensation program. Under the plan, the NEOs may elect to defer a portion of their current compensation. Deferred amounts earn interest at an annual rate determined by the Bank’s Compensation Committee and approved by the Board of Directors. In 2007, deferred amounts earned interest at 5.604%, representing 120% of the Federal Reserve ten-year treasury weekly rate.  In 2007, Mr. Onsum elected to defer $121,200 and Mr. Walker elected to defer $57,265.

Other Compensation.

The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs. However, NEOs are not allowed to participate in the Company’s Employee Stock Purchase Plan.

The Company has also purchased life insurance policies with respect to the NEOs, making a single premium payment in 2001 aggregating $3.5 million, of which $3.1 million is attributable to insurance purchased on the lives of the NEOs, and an additional single premium payment of $500,000 was made in 2006. In addition to $50,000 of life insurance from the Company’s group term life insurance policy, split dollar life insurance benefits will provide following death benefit:

•
Mr. Walker - Pays for death while actively employed and provides post-employment death benefit - $800,000 if death occurs before age 65, $400,000 if death occurs at 65 or older, but before age 75, and $200,000 for death at age 75 or older.

On February 15, 2007, the Compensation Committee approved a change to the split dollar benefits for the NEOs in favor of death benefit only (DBO) plans, with the exception of Mr. Walker. The Committee determined the DBO agreements are preferable since taxes may only be due when benefits are actually paid and the Company receives a corresponding deduction for all benefits that are taxable. For additional details, see the Potential Payments Upon Termination of Employment Table.

Pay Level and Benchmarking

The Company’s compensation structure is designed to position an NEO’s base salary at approximately the 50th percentile of competitive practice, and total compensation between the 50th and 75th percentiles. In 2007, the Compensation Committee worked with Amalfi Consulting to review total compensation levels for each of the NEOs.  This review included salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation).

Based on the Committee’s review of the market data provided by Amalfi Consulting, 2007 salaries, cash compensation, and direct compensation amounts for each NEO at the targeted level of performance fell within 15% of the market 50th percentile.

The primary data source used in setting competitive market levels for the NEOs is the information publicly disclosed by the “2007 Peer Group” consisting of 20 companies.  These companies include banks of comparable size and geographic location.  The table below lists each company in the peer group, along with the reported financial figures that were available at the time the peers were chosen.  The 2007 Peer Group was selected by the Compensation Committee based on information provided by Amalfi Consulting, and varies from the peer group used in 2006 due to market, performance and peer bank organizational changes.

	Company Name	Ticker	City	State	Total Assets 2006Y ($000)	ROAA 2006Y (%)	ROAE 2006Y (%)
1	Temecula Valley Bancorp Inc.	TMCV	Temecula	CA	1,238,189	1.64%	23.9%
2	Sierra Bancorp	BSRR	Porterville	CA	1,215,074	1.70%	22.8%
3	Horizon Financial Corp.	HRZB	Bellingham	WA	1,116,728	1.48%	14.3%
4	Heritage Commerce Corp	HTBK	San Jose	CA	1,037,138	1.57%	14.6%
5	PremierWest Bancorp	PRWT	Medford	OR	1,034,511	1.52%	13.3%
6	Columbia Bancorp	CBBO	The Dalles	OR	1,033,188	1.79%	18.7%
7	Bank of Marin Bancorp	BMRC	Novato	CA	876,578	1.38%	13.8%
8	Alliance Bancshares California	ABNS	Culver City	CA	875,762	1.02%	26.3%
9	San Joaquin Bancorp	SJQU	Bakersfield	CA	748,930	1.26%	19.5%
10	Pacific Premier Bancorp, Inc.	PPBI	Costa Mesa	CA	730,874	1.07%	13.5%
11	Bridge Capital Holdings	BBNK	San Jose	CA	721,979	1.42%	19.3%
12	United Security Bancshares	UBFO	Fresno	CA	678,314	2.04%	21.0%
13	American River Bankshares	AMRB	Rancho Cordova	CA	604,003	1.50%	14.5%
14	Bank of Commerce Holdings	BOCH	Redding	CA	583,442	1.20%	15.6%
15	FNB Bancorp	FNBG	S. San Francisco	CA	581,270	1.32%	12.9%
16	1st Centennial Bancorp	FCEN	Redlands	CA	551,127	1.49%	19.5%
17	Community Valley Bancorp	CVLL	Chico	CA	550,037	1.38%	16.0%
18	Heritage Oaks Bancorp	HEOP	Paso Robles	CA	541,774	1.32%	14.1%
19	Community West Bancshares	CWBC	Goleta	CA	516,615	1.12%	11.9%
20	First California Financial Group	FCAL	Los Angeles	CA	501,563	1.16%	13.8%
	Average				786,855	1.42%	17.0%
	25th Percentile				573,734	1.25%	13.8%
	50th Percentile				726,427	1.40%	15.1%
	75th Percentile				1,033,519	1.53%	19.5%
	First Northern Community Banc.	FNRN	Dixon	CA	685,225	1.32%	14.9%
	Percent Rank				43%	32%	49%

In addition, the Company reviewed executive compensation information from published industry surveys including: California Banker’s Association, Clark Consulting, Watson Wyatt, America’s Community Bankers, and Bank Administration Institute.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual NEOs’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

Although the Committee gains considerable knowledge about the competitiveness of the Company’s compensation programs through the benchmarking process and by conducting periodic studies, the Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist.

Review of Prior Amounts Granted and Realized

The Company desires to motivate and reward executives relative to driving superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Timing of Equity Grants

The Company does not time the awards of equity grants to coincide with the release of material information or fluctuations in the Company’s stock price. The Company does not grant “in-the-money” stock options or stock options with exercise prices below market value on the date of grant. All equity grants were made after formal Compensation Committee approval. Grants are typically made in January and all awards have an exercise price equal to the closing price of the Company stock on the grant date.

Adjustment or Recovery of Awards

We have not adopted a formal policy regarding recovery, or "clawback", of incentive awards in the event of misstated or restated financial results.  Section 304 of the Sarbanes-Oxley Act provides the ability to recover incentive awards if the Company is required to restate its financial statements due to noncompliance with any financial reporting requirements as a result of misconduct. In that case, the CEO and Chief Financial Officer ("CFO") must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those 12 months.

Employment Agreements and Change-In-Control Payments

The Company entered into a separate Employment Agreement with each of the NEOs. Agreements were entered into on July 23, 2001, with Messrs. Onsum and Walker and Ms. Walker, and on May 15, 2006, with Mr. Day. The agreements have initial three-year terms and renew automatically for consecutive three-year terms unless the executive or the Bank notifies the other in writing at least six months before the end of the then current term. The agreements are largely identical, except for base salaries and potential termination payments.

If an executive’s employment is terminated due to death, disability, voluntary termination, or termination for cause, the executive is entitled to his or her base salary through the date of termination, any incentive compensation earned but not yet paid, reimbursement of expenses incurred but not yet reimbursed, and whatever rights are specified in the Stock Option Agreements, Salary Continuation Agreements, and Supplemental Executive Retirement Plan Agreements, as discussed elsewhere in this Proxy Statement.

If an executive’s employment is terminated within two years following a change in control, the Company will pay the executive a percent of annual base salary and average three-year bonus, plus any incentive compensation earned but not yet paid, expenses incurred but not yet reimbursed, and outplacement assistance. Each executive will also be entitled to continue participation in the Company’s life, disability, and health insurance programs for the 24-month period commencing upon termination for Mr. Onsum and for the 18-month period commencing upon termination for Messrs. Walker and Day and Ms. Walker. Mr. Onsum will be entitled to a benefit equal to 250% of his base salary and average three-year bonus, and Messrs. Walker and Day and Ms. Walker will be entitled to 200% of their base salary and average three-year bonus. The change in control payments to the NEOs also provide for payment of a tax gross-up benefit if any of these four officers’ benefits are subject to excise taxes under IRC Sections 280G and 4999.

If an executive’s employment is terminated for good reason (as defined on page 33 of this Proxy Statement), and a change in control had not occurred in the past two years, the Company will pay the executive a benefit similar to the change in control benefit described above, with the exception of the compensation multiple and time period of welfare benefit coverage. Following termination for good reason, Mr. Onsum will be entitled to a benefit equal to 150% of his base salary and average three-year bonus, and Messrs. Walker and Day and Ms. Walker will be entitled to 100% of their base salary and average three-year bonus. Each executive will also be entitled to continue participation in the Company’s life, disability, and health insurance programs for the 18-month period commencing upon termination for Mr. Onsum and for the 12-month period commencing upon termination for Messrs. Walker and Day and Ms. Walker.

Tax and Accounting Considerations

The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under FAS 123R, the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the IRC provides that public companies cannot deduct non-performance based compensation paid to certain NEOs in excess of $1 million per year.  These NEOs include any employee who, as of the close of the taxable year, is the principal executive officer, and any employee whose total compensation for the taxable year is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for that taxable year, other than the principal executive officer or the principal financial officer.  All of the compensation the Company paid in 2007 to the NEOs is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

Compensation Committee Report

In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with executive management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in its 2008 Proxy Statement and incorporated by reference in its 2007 Annual Report on Form 10-K.

Respectfully submitted,

Compensation Committee

Lori J. Aldrete (Chair)
Gregory DuPratt
Diane P. Hamlyn
Foy S. McNaughton

Executive Compensation

The following table sets forth, for the years ended December 31, 2007 and December 31, 2006, a summary of the compensation earned by the Chief Executive Officer, the Chief Financial Officer and the Company’s two other executive officers who earned over $100,000 in total compensation in 2007.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (5)	Total ($)

Owen J. Onsum	2007	271,560	76,634	0	220,069	27,777	596,040
President, Chief Executive Officer and Director of the Bank and Company	2006	261,120	120,495	242,401	244,738	35,273	904,027

Louise A. Walker	2007	157,800	53,731	0	149	27,777	239,457
Senior Executive Vice President, Chief Financial Officer of the Bank and Company	2006	150,000	51,404	74,302	195	35,273	311,174

Patrick S. Day	2007	150,000	24,367	0	33,768	23,694	231,829
Executive Vice President, Chief Credit Officer of the Bank (6)	2006	84,630	7,805	41,921	18,147	-	152,503

Robert M. Walker	2007	130,985	38,504	0	45,815	23,876	239,180
Executive Vice President, Commercial/ Retail/ Trust Division of the Bank	2006	126,000	35,803	62,414	40,395	29,933	294,578

1.   Includes amounts contributed to the Company’s Profit Sharing/401(k) Plan at the election of the named executive officers.

2.   The amounts indicated represent the aggregate dollar amount of compensation expense related to stock options awards to each of the named executive officers that was recognized by the Company during 2007. The determination of this stock option expense is based on the methodology set forth in Note 12 to the Financial Statements of the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 14, 2008.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and non-qualified stock options were granted on January 8, 2003; the shares are fully vested after four years.  The compensation costs recognized in 2007 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2007, as described in FAS 123R.  The January 8, 2003 stock options were granted at an exercise price of $8.78, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2003, February 28, 2004, February 28, 2005, February 28, 2006, and February 28, 2007, and the effect of the two-for-one stock split effective May 10, 2005.  The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 23.80%, risk-free interest rate of 3.53%, expected life of 6 years, and expected dividend of 0%.  The resulting Black-Scholes grant value for the 2003 stock option awards is $2.76 per share.  January 8, 2003, stock option awards for the three named executive officers who received them were: Owen Onsum – 53,519 stock options, Louise Walker -18,732 stock options, Robert Walker – 13,381 stock options.  The stock option expense associated with these options in 2007 was $163, $226, and $163, respectively.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and non-qualified stock options were granted on January 20, 2004 the shares are fully vested after four years.  The compensation costs recognized in 2007 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2007, as described in FAS 123R.  The January 20, 2004, stock options were granted at an exercise price of $12.16, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2004, February 28, 2005, February 28, 2006, and February 28, 2007, and the effect of the two-for-one stock split effective May 10, 2005.  The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 23.80%, risk-free interest rate of 3.76%, expected life of 6 years, and expected dividend of 0%.  The resulting Black-Scholes grant value for the 2004 stock option awards is $3.33 per share.  January 20, 2004, stock option awards for the three named executive officers who received them were: Owen Onsum – 37,867 stock options, Louise Walker -16,410 stock options, Robert Walker – 11,360 stock options.  The stock option expense associated with these options in 2007 was $8,440, $13,651 and $9,452, respectively.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and non-qualified stock options were granted on January 6, 2005; the shares are fully vested after four years.  The compensation costs recognized in 2007 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2007, as described in FAS 123R.  The January 6, 2005, stock options were granted at an exercise price of $12.16, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2005, February 28, 2006, and February 28, 2007, and the effect of the two-for-one stock split effective May 10, 2005.  The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 23.04%, risk-free interest rate of 3.73%, expected life of 6 years, and expected dividend of 0%.  The resulting Black-Scholes grant value for the 2005 stock option awards is $3.81 per share.  January 6, 2005, stock option awards for the three named executive officers who received them were: Owen Onsum – 35,722 stock options, Louise Walker -15,481 stock options, Robert Walker – 10,718 stock options.  The stock option expense associated with these options in 2007 was $20,392, $14,686 and $10,211, respectively.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and nonqualified stock options were granted on January 30, 2006; the shares are fully vested after four years.  The compensation costs recognized in 2007 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2007, as described in FAS 123R.  The January 30, 2006, stock options were granted at an exercise price of $23.14, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2006, and February 28, 2007.  The stock options granted to Mr. Onsum were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 26.11%, risk-free interest rate of 4.58%, expected life of 4.67 years, and expected dividend of 0%.  The resulting Black-Scholes grant value for the 2006 stock option awards is $6.52 per share.  The stock options granted to Ms. Walker and Mr. Walker were valued using the Black-Scholes option pricing model which uses the following assumptions:  expected volatility of 26.39%, risk-free interest rate of 4.59%, expected life of 4.67 years and expected dividend of 0%.  The resulting Black-Scholes grant value for the 2007 stock option awards is $7.50 per share.  January 30, 2006, stock option awards for the three named executive officers who received them were: Owen Onsum – 16,853 stock options, Louise Walker -7,302 stock options, Robert Walker – 5,055 stock options.  The stock option expense associated with these options in 2007 was $27,458, $12,293 and $9,484, respectively.

Our Chief Credit Officer, Patrick Day, was hired on June 1, 2006, and pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and nonqualified stock options were granted on June 1, 2006; the shares are fully vested after four years.  The compensation costs recognized in 2007 on this grant represents the value in this column, before reflecting forfeitures for fiscal year 2007, as described in FAS 123R.  The June 1, 2006, stock options were granted at an exercise price of $23.14, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2007.  The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 26.53%, risk-free interest rate of 4.57%, expected life of 4.67 years, and expected dividend of 0%.  The resulting Black-Scholes grant value for the June 1, 2006, stock option award is $8.41 per share.  The June 1, 2006, stock option award for Mr. Day was 6,360 stock options.  The stock option expense associated with this option in 2007 was $13,332.

Pursuant to the Company’s 2006 Stock Incentive Plan, incentive and nonqualified stock options were granted on January 3, 2007, the shares are fully vested after four years.  The compensation costs recognized in 2007 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2007 as described in FAS 123R.  The January 3, 2007, stock options were granted at an exercise price of $21.46, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2007.  The stock options granted to Mr. Onsum were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 26.21%, risk-free interest rate of 4.66%, expected life of 3 years, and expected dividend of 0%.  The resulting Black-Scholes grant value for the 2007 stock option awards is $7.00 per share.  The stock options granted to Ms. Walker and Mr. Walker were valued using the Black-Scholes option pricing model which uses the following assumptions:  expected volatility of 26.39%, risk-free interest rate of 4.57%, expected life of 4.67 years and expected dividend of 0%.  The resulting Black-Scholes grant value for the 2007 stock option awards is $7.00.  January 3, 2007, stock option awards for the four named executive officers who received them were: Owen Onsum – 15,900 stock options, Louise Walker – 7,420 stock options, Patrick Day – 6,360 stock options and Robert Walker – 5,300 stock options.  The stock option expense associated with these options in 2007 was $20,181, $12,875, $11,035 and $9,194 respectively.

3.   Stock options are expensed over four years beginning on the anniversary date of the grant and thereafter, annually at a rate of 25% per year.

4.   Non-Equity Incentive Plan Compensation consists of payments under the Incentive Compensation Plan.  No incentive compensation was paid for Plan year 2007 in 2008.

5.   Includes profit sharing contributions by the Company in 2007 of $27,777 to Mr. Onsum, $27,777 to Ms. Walker, $23,694 to Mr. Day and $23,876 to Mr. Walker.  The aggregate amount of perquisites and other personal benefits or property did not exceed $10,000 for any named executive officer.

6.   Mr. Day was hired as Executive Vice President and Chief Credit Officer effective June 1, 2006.

7.   The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not be entitled to receive because such amounts are not vested.

2007 Grants of Plan-Based Awards

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
	Threshold ($)	Target ($)	Maximum ($)
Owen J. Onsum	101,835	203,670	305,505
Louise A. Walker	31,560	63,120	94,680
Patrick S. Day	30,000	60,000	90,000
Robert M. Walker	26,197	52,394	78,591

1.
The non-equity incentive plan compensation is calculated for every 2% variance from targeted performance, the incentive payout changes by 5%, e.g. a 6% variance from target would result in a 15% change in payout.  Payouts are capped at achievement of 120% of target performance which results in a payout cap of 150%; and there is no payout when performance is less than 80% of target performance.  For example, Mr. Onsum is eligible to receive 75% of his annual salary at 100% of target performance.  If performance was at 115% of target performance, then he would be eligible for 137.5% of 75% or 103.125% of his 2007 salary.  Ms. Walker, Mr. Day and Mr. Walker were eligible to receive 40% of salary at 100% of target performance.  Actual payouts for these awards are set forth in the Summary Compensation Table and further described in the Compensation Discussion and Analysis.

Name	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Grant Date	Award Date Approval (3)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value ($) (1)	Date Grant Fully Vested (2)
Owen J. Onsum	15,900	1-3-07	10-19-06	21.46	81,408	1-3-11
Louise A. Walker	7,420	1-3-07	11-29-06	21.46	51,940	1-3-11
Patrick S. Day	6,360	1-3-07	11-29-06	21.46	44,520	1-3-11
Robert M. Walker	5,300	1-3-07	11-29-06	21.46	37,100	1-3-11

1.
The exercise price of each option is the estimated fair market value of Company common stock on the grant date. The fair market value of Company common stock is the closing price on the first trading day immediately preceding the date on which the fair market value is determined as quoted on the OTC Bulletin Board.

2.	Stock options are vested over four years beginning on the anniversary date of the grant and thereafter, annually at a rate of 25% per year.

3.	Typically Grants are approved by the Board of Directors at year end for issuance in the next year.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officers

The Summary Compensation Table, Grants of Plan-Based Awards Table and the tables which follow provide compensation information for Mr. Onsum as the President and Chief Executive Officer, Ms. Walker as the Senior Executive Vice President and Chief Financial Officer, and Messrs. Day and Walker as the two other executive officers of the Company, other than the President and Chief Executive Officer and Senior Executive Vice President and Chief Financial Officer, who received more than $100,000 in total compensation during 2007.

Non-Equity Incentive Plan Compensation

The Company paid no annual bonuses under the Incentive Compensation Plan in 2007.  These bonuses would have been reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at their actual payout value.  The threshold, target and maximum potential bonus payouts at the time the Management Committee established performance targets for the Incentive Compensation Plan are reported under the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table.  However, at the time this proxy statement was prepared, the actual payouts had been determined and the amounts reflected in the Summary Compensation Table are final.

Stock Option Awards

In 2007, all named executive officers received grants of stock options under the Company’s 2006 Stock Incentive Plan.  All stock options awarded to named executive officers during 2007 vest 25% at the end of the first year and 25% on each of the three years thereafter.  The amounts, if any, actually realized by the named executive officers will vary depending on the vesting of the award and the price of the Company’s common stock in relation to the exercise price at the time of exercise.

The numbers of options and exercise price with respect to 2007 option awards are set forth in the Grants of Plan-Based Awards Table.  Detail regarding the number of options held by each named executive officer at year-end is set forth in the Outstanding Equity Awards at Fiscal Year-End Table.  Detail regarding option exercises for each named executive officer during 2007 is set forth in the Option Exercises and Stock Vested Table following this narrative.

The 2000 Stock Option Plan terminated in February 2007.  At the Annual Meeting of Shareholders held on April 27, 2006, the Company’s shareholders approved the First Northern Community Bancorp 2006 Stock Incentive Plan.  Effective as of February 2007, the 2006 Stock Incentive Plan has replaced the 2000 Stock Option Plan.  All option grants to named executive officers in 2007 were made under the 2006 Stock Incentive Plan.

Change in Pension Value

The Company and the Bank do not have a defined benefit pension plan providing benefits based on final compensation and years of service.  However, the Bank has entered into Salary Continuation Agreements with each of the named executive officers.  The Salary Continuation Agreements are intended to provide the officers with a fixed annual benefit for 10-15 years subsequent to retirement on or after the normal retirement age of 65.  The Bank has also purchased insurance policies on six officers’ lives, including Mr. Onsum and the three other named executive officers named in the Summary Compensation Table, making a single premium payment in 2001 aggregating $3.5 million, an additional single premium payment of $0.5 million in 2006, of which $3.1 million is attributable to insurance purchased on the lives of the four executives named in the Summary Compensation Table.  The premium amounts paid in 2001 and 2006 are not reflected in the Summary Compensation Table.

The year-over-year increase in the actuarial present value of these retirement benefits is included in the amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.  Additional detail regarding these benefits for each named executive officer is set forth below in the Pension Benefits Table and accompanying narrative.

Employment Agreements

In July 2001, the Bank entered into employment agreements with Messrs. Onsum and Walker, and with Ms. Walker.  Except for base salaries and potential termination payments, the employment agreements are largely identical. The 2001 agreements have three-year terms which expired on December 31, 2003, but the agreements renew automatically for consecutive three-year terms unless the executive officer or the Bank gives advance notice that the agreement will not renew.  None of the named executive officers or the Bank gave advance notice that the employment agreements would not be renewed and the terms of such employment agreements were extended to December 31, 2009, on December 31, 2006.  The annual base salaries stated in the employment agreements are $205,020 for Mr. Onsum, $109,500 for Ms. Walker, and $103,260 for Mr. Walker. The named executive officers’ base annual salaries have been adjusted on an annual basis since 2001, and may continue to be adjusted at the beginning of each year based on the named executive officer’s performance in the preceding year, as determined by the Board of Directors in Mr. Onsum’s case or by Mr. Onsum in the case of the other executive officers. The executives’ annual base salaries for 2007 are set forth above in the Summary Compensation Table.

In May 2006, the Bank entered into an employment agreement with Mr. Day.  Except for base salaries and potential termination payments, the employment agreement is largely identical to those of the three other executive officers named above. The agreement has a three-year term which expires on May 15, 2009, but the agreement renews automatically for consecutive three-year terms unless Mr. Day or the Bank gives advance notice that the agreement will not renew.  The annual base salary stated in the employment agreement is $145,000.

2007 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Owen J. Onsum	28,401	9,466 (1)	10.40	01/20/14
	17,865	17,857 (2)	12.16	01/06/15
	4,213	12,640 (3)	23.14	01/30/16
	0	15,900 (4)	21.46	01/03/17

Louise A. Walker	12,076	-	4.03	01/07/09
	25,494	-	4.27	01/03/10
	36,079	-	5.65	01/02/11
	25,529	-	9.17	01/02/12
	18,732	-	8.78	01/08/13
	12,308	4,102 (1)	10.40	01/20/14
	7,740	7,741 (2)	12.16	01/06/15
	1,826	5,476 (3)	23.14	01/30/16
	0	7,420 (4)	21.46	01/03/17

Patrick S. Day	1,590	4,770 (3)	25.94	06/01/16
	0	6,360 (4)	21.46	01/03/17

Robert M. Walker	5,015	-	4.27	01/03/10
	22,695	-	5.65	01/02/01
	12,346	-	9.17	01/02/12
	10,705	0	8.78	01/08/13
	8,520	2,840 (1)	10.40	01/20/14
	5,359	5,359 (2)	12.16	01/06/15
	1,264	3,791 (3)	23.14	01/30/16
	-	5,300 (4)	21.46	01/03/17

1.   All remaining unexercisable options will vest and become exercisable on January 20, 2009.

2.   Remaining unexercisable options will vest and become exercisable in two equal installments on January 6, 2009, and January 6, 2010.

3.   Remaining unexercisable options will vest and become exercisable in three equal installments on January 30, 2009, January 6, 2010, and January 30, 2011.

4.   These options will vest and become exercisable in four equal installments on January 3, 2009, January 3, 2010, January 3, 2011, and January 3, 2012.

2007 Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)
Owen J. Onsum	54,797	478,720
Louise A. Walker	10,453	140,291
Patrick S. Day	0	0
Robert M. Walker	8,369	144,335

1.      The Company computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

2007 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Owen J. Onsum	Supplemental Executive Retirement Plan	36.00	883,092
Louise A. Walker	Supplemental Executive Retirement Plan	28.24	0
Patrick S. Day	Salary Continuation Plan	1.58	51,915
Robert M. Walker	Salary Continuation Plan	24.65	219,301

1.   The assumptions used to calculate the present value of accumulated benefits are the same as those used under Statement of Financial Accounting Standards No. 87 “Employers’ Accounting for Pensions,” as of December 31, 2007, assuming that all named executive officers continued to work until their normal retirement age, or their current age, if later.  The present value of accrued benefits as of December 31, 2007, is calculated assuming the executive commences his or her accrued benefit earned through December 31, 2007, at normal retirement age, or his or her current age, if earlier.  For the December 31, 2007. calculation, the discount rate assumption was 5.40% and each executive is assumed to survive until all scheduled payments have been received.  Both the Salary Continuation Agreements and the Supplemental Executive Retirement Plan were designed to provide substantial incentive to executive officers to remain employed through their Normal Retirement age of 65.  A consequence of this goal is that substantial benefits are earned during the later phase of an executive’s career as they approach retirement age.  This design is responsible, at least in part, for Ms. Walker’s change in pension value being $0 as she is 18 years from Normal Retirement while Mr. Onsum, who is only 2 years from Normal Retirement age has a change in pension value larger than the other executive officers.  In addition, Ms. Walker’s retirement benefit is being fulfilled by the profit sharing plan.

Salary Continuation Agreements and Supplemental Executive Retirement Plan Agreements

The Company does not have a qualified defined benefit pension plan providing benefits based on final compensation and years of service.  The Company has entered into Salary Continuation Agreements and Supplemental Executive Retirement Plan Agreements (“SERP”) with each of the named executive officers. There are two different plans. The four named executive officers had only Salary Continuation Agreements since 2002.  In 2006, the Board changed the manner in which retirement benefits are provided to executive officers.  The Board’s intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.  The result was the adoption of a new SERP that provides a total benefit of 50% of average compensation from three sources:  social security retirement benefits, the profit sharing plan, and the new SERP.

The Salary Continuation Agreements included a provision limiting changes to the agreement without executive written consent.  In order to comply with this provision, the Board provided each executive officer the option to move from their Salary Continuation Plan into the new SERP. Mr. Onsum and Ms. Walker moved into the new SERP plan. Mr. Day and Mr. Walker decided to keep their Salary Continuation Agreements.

The Salary Continuation Agreements are intended to provide the officers with a fixed annual benefit for 10 years subsequent to retirement on or after the normal retirement age of 65.

The Salary Continuation Agreements provide for reduced benefits at early retirement age, which is the later of age 55 or the age at which the executive will have had 10 years of service.  Mr. Walker was the only executive officer eligible for early termination benefits at December 31, 2007.

The Salary Continuation Agreements also provide for payments prior to normal retirement or early retirement in certain cases, including disability and termination following a change in control.  These payments and circumstances, as well as payments under the agreements upon retirement, death and termination, are described below under the caption “Potential Payments Upon Termination or Change in Control.”

The new SERP was adopted in 2006.  Mr. Onsum and Ms. Walker participate in the plan.

The plan benefit is calculated using 3-year average salary plus 7-year average bonus (average compensation).  For each year of service the benefit formula credits 2% of average compensation (2.5% for the Chief Executive Officer) up to a maximum of 50%.  Therefore, for an executive serving 25 years (20 for the Chief Executive Officer), the target benefit is 50% of average compensation.

The target benefit is reduced for other forms of retirement income.  Reductions are made for 50% of the social security benefit expected at age 65 and for the accumulated value of contributions the Bank makes to the executive’s profit sharing plan.  For purposes of this reduction, contributions to the profit sharing plan are accumulated each year at a 3-year average of the yields on 10-year treasury securities.  Retirement benefits are paid monthly for 120 months plus 6 months for each full year of service over 10 years, up to a maximum of 180 months.

The agreements provide for reduced benefits in the case of early retirement (the later of the executive officer’s 55th birthday or the age at which the executive officer has at least 10 years of service with the Company).  The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65.  Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.

Eligibility to participate in the Plan is limited to a select group of management or highly compensated employees of the Bank that are designated by the Board.

The following table sets forth contributions, earnings and year-end balance for 2007 with respect to nonqualified deferred compensation plans for Named Executive Officers.

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in last FY ($) (1)	Aggregate Earnings in last FY ($) (3)	Aggregate Balance at last FYE ($) (1) (2)
Owen J. Onsum	121,200	38,654	735,602
Louise A. Walker	--	4,506	82,860
Robert M. Walker	57,265	10,890	211,896

1.   Named executive officers may elect to defer a portion of their annual salary and bonus (non-equity incentive plan compensation).  All 2007 contributions are also included in the annual salary and/or non-equity incentive plan compensation reported for Mr. Onsum and Mr. Walker in the Summary Compensation Table.  The aggregate account balances include past deferrals which have also been reported as compensation in the Summary Compensation Tables of proxy statements for the years in which such compensation was deferred, together with accrued earnings on such account balances.

2.   Upon termination of employment, the named executive officer would receive the aggregate account balance which may be paid in a lump sum, or in installments over a period of 60, 120, or 180 months (based on the reason for termination).

3.   The deferred compensation plan does not offer any above-market or preferential interest rates.

Potential Payments Upon Termination or Change In Control

The estimated payouts under a variety of termination scenarios for the named executive officers are shown below. For all termination scenarios, the figures reflect unvested long-term equity-based incentive compensation awards as of December 31, 2007, using that date’s closing stock price ($15.75).

Voluntary. The Company has employment contracts with its named executive officers that require the executive to give at least three (3) months written notice of desire to terminate employment.  If employment is terminated, the executive will receive base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements. Eligibility for other payments would be determined in a manner consistent with all officers of the Company.

Involuntary With Cause. The Company currently has employment contracts with its named executive officers that would require base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements. Eligibility for other payments would be determined in a manner consistent with all officers of the Company.

Death and Disability. The Company has employment contracts with its named executive officers that would require base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements. Eligibility for other payouts would be determined in a manner consistent with all other officers of the Company.

Involuntary or Good Reason Termination.  If the Company terminates employment or the Executive terminates employment for “good reason”, and a change in control had not occurred in the past two years, the Company has employment contracts with its named executive officers that would require 100% (150% for Chief Executive Officer) base salary and the average of the annual incentive compensation awarded to the executive for the three most recent consecutive years, any incentive compensation earned but not yet paid, and upon commencing termination of employment 12 months (18 months for Chief Executive Officer) of participation in group insurance plan benefits.  The named executive officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements.  Good reason is defined as (a) a material reduction in the executive’s compensation, (b) a material reduction in the executive’s title or responsibilities, (c) a relocation of the executive’s principal office so that the executive’s one-way commute distance from the executive’s residence is increased by more than 40 miles, or (d) failure of the Bank’s successor to assume and perform under the employment agreement.

Change in Control. As described in “Employment Agreements and Change-in-Control Payments” in the Compensation Discussion and Analysis section, the Company has implemented a number of agreements with all four of the named executive officers, providing for the payment of benefits upon termination following a change in control (a “triggering event”).  If within two years following a change of control, the executive’s employment is terminated, the executive will receive 200% (250% for Chief Executive Officer) of the executive’s annual base salary and the average of the annual incentive compensation awarded to the executive by the Bank for the most recent three consecutive years prior to the date the term of employment ends.

Upon a change in control, under the 2000 Stock Option Plan, outstanding equity awards (stock options, stock appreciation rights, and restricted stock) will vest immediately. This is true for all equity award recipients, not just for the Company’s named executive officers.

During the 18-month (24-month for Chief Executive Officer) period commencing on the date the executive’s term of employment ends, the executive is entitled to continue to receive medical, dental and life and disability insurance benefits (which are reflected in the Other Benefits and Tax Gross-Ups category below) upon a triggering event. The named executive officer’s termination would not result in enhanced retirement benefits, beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements.  In the event that the change-in-control benefits subject the named executive officer to excise tax on excess parachute payments as outlined under IRC Sections 280G and 4999, the Company will make a tax gross-up payment to reimburse the named executive officer for the excise tax and associated income taxes.

Potential Payments Upon Termination of Employment

The table below contains the total potential payments for each termination scenario under the employment agreements with the Company’s named executive officers as of December 31, 2007.

Named Executive Officer Current		Pension Benefit Value ($) (1)	Multiple of Base Salary & Incentive ($) (2)	Acceleration of Stock Options ($) (3)	Other Benefits & Tax Gross-ups ($) (4)	Net Impact of Termination Payments ($)
Owen J. Onsum
•	Voluntary Retirement	863,712				863,712
•	Disability	863,712				863,712
•	Death	1,606,120				1,606,120
•	Voluntary Termination	863,712	-			863,712
•	Involuntary or Good Reason Termination	863,712	688,157			1,551,869
•	Involuntary Termination for cause					-
•	Involuntary or Good Reason Termination following Change in Control (within 2 years)	1,097,736	1,146,928	114,788	9,647	2,369,099
Louise A. Walker
•	Voluntary Retirement					-
•	Disability	55,355				55,355
•	Death	1,284,798				1,284.798
•	Voluntary Termination		-			-
•	Involuntary or Good Reason Termination		212,551			212,551
•	Involuntary Termination for cause					-
•	Involuntary or Good Reason Termination following Change in Control (within 2 years)	318,085	425,101	49,752	334,742	1,127,681
Robert M. Walker
•	Voluntary Retirement	135,812				135,812
•	Disability	135,812				135,812
•	Death	800,000				800,000
•	Voluntary Termination	135,812				135,812
•	Involuntary or Good Reason Termination	135,812	178,484			314,296
•	Involuntary Termination for cause					-
•	Involuntary or Good Reason Termination following Change in Control (within 2 years)	478,868	356,967	34,444	324,059	1,194,338
Patrick S. Day
•	Voluntary Retirement					-
•	Disability	38,273				38,273
•	Death	750,000				750,000
•	Voluntary Termination					-
•	Involuntary or Good Reason Termination		210,250			210,250
•	Involuntary Termination for cause					-
•	Involuntary or Good Reason Termination following Change in Control (within 2 years)	253,362	420,500	-	309,980	983,841

1.   This column represents the present value of pension benefits assuming the termination event had occurred on December 31, 2007.  First Northern Bank has purchased bank-owned life insurance (“BOLI”) on the life of each named executive.  Had any of the named executives died on December 31, 2007, the death benefit received by First Northern Bank would have been sufficient to cover the after-tax present value of pension benefits shown.

2.   This column represents the multiple of base salary paid.  If within two years following a change of control, the executive would receive 200% (250% for the CEO) of annual base salary and the average of the annual bonuses awarded to the executive for the most recent three consecutive years prior to the date the term of employment ends.  If employment is terminated and it is not within two years following a change of control, the executive will receive 100% (150% for the CEO) of the sum of executives annual base salary and the average of the annual bonuses awarded to the executive for the three most recent consecutive years prior to the date the term of employment ends.

3.   The unvested stock options were valued at $15.75 using December 31, 2007, closing stock price.

4.   The named executive officers would not receive any enhanced payments regarding their Other Benefits as a result of the termination trigger.  The amounts related to Other Benefits include health and disability continuation benefit, outside employment assistance and tax gross-ups under applicable employment agreements.

Proposal 2
Ratification of the Company’s Independent Registered
Public Accounting Firm

On March 28, 2006, the Audit Committee of First Northern Community Bancorp (“the Company”) and First Northern Bank of Dixon, its subsidiary, dismissed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm.

The decision to change independent registered public accountants was recommended and approved by the Audit Committee of the Company.

KPMG LLP did not prepare the audit reports on the consolidated financial statements of First Northern Community Bancorp and subsidiary or audit reports on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting during the past two years.    During the Company’s two most recent fiscal years and the subsequent interim period through March 31, 2008, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report.

During the Company’s two most recent fiscal years and the subsequent interim period through March 31, 2008, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

On March 28, 2006, the Company engaged Moss Adams LLP as its independent registered public accounting firm.  During the Company’s two most recent fiscal years prior to the engagement of Moss Adams, and through the date of the engagement, the Company did not consult with such firm regarding any of the matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

At the Annual Meeting a vote will be taken on a proposal to ratify the appointment of Moss Adams LLP by the Audit Committee of the Board of Directors to act as the independent registered public accounting firm of the Bank and the Company for the year ending December 31, 2008.  Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification.

It is anticipated that a representative of Moss Adams LLP will be present at the Meeting, and will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AS THE BANK’S AND THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of the Bank consists of Messrs. DuPratt and McNaughton and Mmes. Hamlyn and Aldrete—Committee Chairman, none of whom is or has been an officer or employee of the Bank or the Company.  During 2007, members of the Compensation Committee had loans or other extensions of credit outstanding from the Bank.  These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collectability or present other unfavorable features.

Transactions with Related Persons

Certain directors and executive officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2007.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  These loans did not involve more than the normal risk of collectability or present other unfavorable features.

Under the Bank’s written Code of Conduct, the Bank’s President, Chief Executive Officer, Chief Financial Officer, Controller and members of the Board of Directors must receive approval of the Board of Directors or a committee of the Board of Directors prior to taking any action or entering into any relationship that creates, or appears to create, a conflict of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as administered by the SEC, requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.  Based solely upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis, except that:  (1)  Mr. Onsum’s stock option exercise and same day sale of 17,952 shares which occurred on November 12, 2007, was reported on November 16, 2007,  and (2)  Ms. Hamlyn, one of the directors, reported the distribution and closing of her ownership with the Davisville Travel Profit Sharing account held with UBS Financial, Inc. which occurred on December 31, 2007, with a portion of the common stock from this plan being distributed to Ms. Hamlyn and reported on Form 5 on February 6, 2008.

Information Available to Shareholders

A copy of First Northern Community Bancorp’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007, as filed with The Securities and Exchange Commission is included with this mailing.  Any additional copies will be furnished without charge to Shareholders upon written request to:  Lynn Campbell, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

First Northern Community Bancorp is required to file periodic reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and rules thereunder. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549.  Certain information is available electronically at the SEC’s internet web site at www.sec.gov.  You can also obtain a copy of the Company’s annual report on Form 10-K, this Proxy Statement and other periodic filings with the Securities and Exchange Commission through our website at www.thatsmybank.com.  The link to the Company’s Securities and Exchange Commission filings is on the Investor Relations page of the Company’s website.  No information contained on our website is incorporated by reference into this proxy statement.

Shareholder Proposals

Under the rules of the SEC, if a shareholder wants to include a proposal in the Company’s proxy statement and form of proxy for presentation at the 2009 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 12, 2008.

Under the Company’s bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.

Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company’s principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors and must contain certain information about the director nominee.  The Company’s annual meeting of shareholders is generally held in April or May.  If the Company’s 2009 annual meeting of shareholders that is due to be held May 19, 2009, is held on schedule, the Company must receive notice of any nomination no earlier than March 22, 2009, and no later than April 19, 2009.  The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.

Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting unless the date of the 2009 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date.  Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 21, 2009, and no later than March 12, 2009.  If the Company does not receive timely notice, the Company’s bylaws preclude consideration of the business item at the annual meeting.  With respect to notice of a proposed item of business, the bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.

A copy of the Company’s bylaws may be obtained upon written request to the Secretary of the Company at the Company’s principal executive offices.

Other Matters

The management of the Company is not aware of any other matters to be presented for consideration at the Meeting or any adjournments or postponements thereof.  If any other matters should properly come before the Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.
By Order of the Board of Directors

Owen J. Onsum
President and
Chief Executive Officer

Operations Center Map

Revocable Proxy solicited by the Board of Directors for the Annual Meeting of Shareholders of First Northern Community Bancorp to be held on May 13, 2008

The undersigned hereby appoint(s) Owen J. Onsum and Louise A. Walker, and either of them, each with full power of substitution as proxy for the undersigned, to attend the Annual Meeting of the Shareholders of First Northern Community Bancorp to be held at the First Northern Bank Operations Center, 210 Stratford Avenue, Dixon, California, at 5:30 p.m. on Tuesday, May 13, 2008, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES
LISTED IN ITEM 1 AND “FOR” PROPOSAL 2 BELOW:

(1)	To elect the following ten (10) persons to the Board of Directors to serve until the 2009 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

Lori J. Aldrete	John F. Hamel	David W. Schulze
Diane P. Hamlyn	Andrew S. Wallace	Frank J. Andrews, Jr.
John M. Carbahal	Foy S. McNaughton
Gregory DuPratt	Owen J. Onsum
☐ VOTE FOR ALL NOMINEES LISTED ABOVE, except for the nominees circled, if any
☐ VOTE WITHHELD
(2)
To ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as First Northern Community Bancorp’s independent registered public accounting firm for the year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder.  If no direction is made, this Proxy will be voted for all of the nominees listed under Item 1, in the manner described in the Proxy Statement dated April 11, 2008, in favor of Item 2 and with respect to any other business properly brought before the Annual Meeting or any adjournment, in accordance with the discretion of the proxyholders.  This proxy confers on the proxyholders the power of cumulative voting as described in such Proxy Statement.

Please sign exactly as name appears below.  When shares are held by joint tenants, both must sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer, stating officer’s title.  If a partnership, please sign in partnership name by authorized person.

Dated:	, 2008	Signed

Dated:	, 2008	Signed

Please indicate how you would like your nametag(s) to read:

☐	I/We expect to attend the meeting and reception.	☐	I/We expect to attend the meeting ONLY.
☐	I/We do not expect to attend.		Number expected to attend:

Please Type or Print

PLEASE PROMPTLY COMPLETE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
Name on account and number of shares
as of March 31, 2008